AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 16th day of June, 2008, to the Custody Agreement, dated as of June 22, 2006, as amended, (the "Custody Agreement") is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Villere Balanced Fund and U.S. Bank N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the fees of a certain series of the Trust; and

WHEREAS, Article XIV, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit O to the Custody Agreement is hereby superseded and replaced with Exhibit O attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED                                               U.S. BANK, N.A.
PORTFOLIOS

By: /s/ Robert M. Slotky                                                                By: /s/ Michael R. McVoy

Name:  Robert M. Slotky                                                                Name: Michael R. McVoy

Title: President                                                                                Title: Vice President

Exhibit O to the PMP Custody Agreement

Name of Series                                                                                                                                     Date Added
Villere Balanced Fund                                                                                                                                               6/7/2002

VILLERE BALANCED FUND CUSTODY FEE SCHEDULE EFFECTIVE: 04/01/2007

Annual fee based upon market value per fund*:

Based upon an annual rate of:                 Million
$[__] on First                                              $[__]
.[__] ([__] basis points) on Next             $[__]
.[__] ([__] basis point) on                               Balance

Minimum Annual Fee Per Fund   $[__]

Portfolio Transaction Fees
$[__] per US Bank repurchase agreement transaction
$[__] per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agreement
$[__] per portfolio transaction processed through our New York custodian definitive security (physical)
$[__] per principal paydown
$[__] per option/future contract written, exercised or expired
$[__] per Cedel/Euroclear transaction
$[__] per Mutual fund trade
$[__] per Fed Wire
$[__] per margin variation Fed wire
$[__] per short sale

•  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•  No charge for the initial conversion free receipt.
•  Overdrafts – charged to the account at prime interest rate plus [__].
•  Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.
 * Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit O.

ST. DENIS J. VILLERE & CO., LLC

By:  /s/ George V. Young

Name: George V. Young

Title: Partner

Date:  6/10/08